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                 January 19, 2022

       Rhonda Powell
       Chief Legal Officer and Corporate Secretary
       BuzzFeed, Inc.
       111 East 18th Street
       New York, New York 10003

                                                        Re: BuzzFeed, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed January 11,
2022
                                                            File No. 333-262105

       Dear Ms. Powell:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Patrick Faller, Staff Attorney, at (202) 551-4438 or Joshua Shainess, Legal
       Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Aman Singh